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                                                                   EXHIBIT 99.1

July 31, 1998

BIRMINGHAM, Ala.--Regions Financial Corporation (NASDAQ/NMS:RGBK) announced today that the previously announced acquisition of First Commercial Corporation of Little Rock, Ark. has been completed.

     Under the terms of the transaction, Regions will issue approximately 64.1 million shares of its common stock in exchange for all of First Commercial's outstanding common stock. The exchange ratio will be 1.7 shares of Regions common stock for each share of First Commercial common stock. First Commercial stockholders will receive a letter of instruction in the near future describing the procedures for exchanging their certificates. First Commercial stockholders should not send in their stock certificates until they receive the letter of instruction.

     Carl E. Jones, Jr., president and chief executive officer of Regions, stated: "We are extremely pleased to welcome the First Commercial shareholders into the Regions' family. The combination of Regions and First Commercial will create a powerful southern banking franchise, placing Regions among the top 25 largest banks in the country with assets of $35 billion and a market capitalization of almost $10 billion. The addition of First Commercial gives Regions the number one market share in Arkansas and expands our franchise into east Texas and Memphis, Tennessee. We are looking forward to serving our new customers in these new markets."

     Barnett Grace, chairman, president and chief executive officer of First Commercial stated: "We are pleased to now be a part of the Regions' family and enthusiastically look forward to becoming a major contributor to the company's success. Regions' philosophy that local banking decisions need to be made at the local community level provides the environment whereby our existing line management and staff can continue to deliver competitive financial products and services at a level that exceeds our customers' expectations."

     Regions Financial Corporation is a bank holding company providing banking services from 700 offices in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and Texas. Regions also provides banking-related services in the fields of mortgage banking, insurance, securities brokerage and mutual funds. Regions' common stock is traded in the Nasdaq National Market System under the symbol RGBK.

     CONTACT:  Regions Financial Corp
               Ronald C. Jackson, 205/326-7374

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